Exhibit 99.1

NextNav Inc. Reports Third Quarter 2023 Results

5G Test Network Established in Bay Area

Signs Contract Supporting Government GPS/PNT Efforts

NextNav Pinnacle-Enabled Devices Expected on Five Wireless Carriers

McLean, VA. November 8, 2023 – NextNav Inc. (NASDAQ: NN) (“NextNav” or the “Company”), a leader in next generation GPS and 3D geolocation, today reported financial results for NextNav’s third quarter ended September 30, 2023.

Ganesh Pattabiraman, NextNav Co-founder and CEO, stated, “As momentum builds towards addressing GPS vulnerabilities across the public and private sector, we recently signed a new contract to support the federal government’s resilient GPS/PNT efforts. The contract leverages our existing infrastructure to provide persistent PNT characterizations initially in select markets in the U.S., with the opportunity to expand across the country following initial implementation.

On the spectrum front, following the receipt of the FCC’s experimental license in 2Q 2023, we have now deployed a Bay Area TerraPoiNT network transmitting 5G waveforms. We have commenced formal testing to characterize our ability to support simultaneous broadband and PNT functionalities and expect to largely complete the program by year end.

Finally, as the number of devices enabled with our Pinnacle z-axis technology increases, we now have Pinnacle-enabled devices contracted across five wireless carriers. This follows our latest agreement with a new device on one of the largest MVNOs (mobile virtual network operators) in the country. These relationships illustrate our clear leadership role in E911 and position us well to drive further adoption and integration of our Pinnacle technology in the future.”

Recent Operational Highlights:

  Deploys 5G Test Network in Palo Alto, CA: Following approval of its experimental license in the second quarter, NextNav has deployed a 5G waveform on a TerraPoiNT network in Palo Alto, California. The Company is now beginning the formal testing process to demonstrate the ability to provide resilient PNT services combined with 5G broadband data. NextNav expects to complete formal testing by year end.
  Signs Contract in Support of Federal Government’s Resilient GPS/PNT Efforts: The new contract leverages NextNav’s existing infrastructure to provide persistent PNT characterization in select markets in the U.S. The Company expects to expand its capabilities into additional U.S. markets upon completion of the initial phase.

Three and Nine Months Ended September 30, 2023, Financial Highlights:

  Revenue: was $1.0 million in the three months ended September 30, 2023, as compared to $503,000 in the prior year period. The increase was primarily attributable to increased recurring service revenue in the current period from technology and services contracts with commercial customers. In the nine months ended September 30, 2023, revenue was $2.7 million, as compared with $3.1 million in the prior year period, driven by decreased integration revenue, partially offset by an increase in recurring service revenue, from technology and services contracts with commercial customers.
  Operating Loss: was $14.6 million in the three months ended September 30, 2023, as compared to an operating loss of $17.9 million in the prior year period. In the nine months ended September 30, 2023, operating loss was $43.6 million, as compared to an operating loss of $51 million in the prior year period.
  Net Loss: was $23.2 million in the three months ended September 30, 2023, as compared to a net loss of $18.7 million in the prior year period. In the nine months ended September 30, 2023, net loss was $55.3 million, as compared to a net loss of $27.6 million in the prior year period.
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  Balance Sheet: as of September 30, 2023, the Company had $90.1 million in cash and cash equivalents, $7.0 million in short term investments and has $47.1 million in debt net of unamortized discount attributed to transaction costs and the issuance of warrants, with a gross value of $70 million.

Conference Call Information

NextNav will host a conference call for analysts and investors at 5:00 PM ET on November 8, 2023, to discuss its financial results for the third quarter 2023 and business outlook. To access the call, please register by visiting the following website: https://conferencingportals.com/event/TSgreOeK

Upon registering, each participant will be provided with call details and a registrant ID.

NextNav is also providing an investor relations presentation with information on its business and operations, which is available in the investor relations section of the NextNav website at https://ir.nextnav.com.

A replay of the call can also be accessed via phone through November 15, 2023, by dialing (800) 770-2030 from the U.S., or (647) 362-9199 from outside the U.S. The conference I.D. number is 62936.

About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation GPS, built on a robust asset platform, including 8MHz of wireless spectrum in the 900MHz band with near-nationwide coverage, intellectual property and deployed network systems. The company's Pinnacle network delivers highly accurate vertical positioning to transform location services, reflecting the 3D world around us and supporting innovative, new capabilities. NextNav's TerraPoiNT network delivers accurate, reliable, and resilient 3D positioning, navigation and timing (PNT) services to support critical infrastructure and other GPS-reliant systems in the absence or failure of GPS.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “anticipate,” “believe,” “expect,” “intend,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “should,” “could,” “would,” “will” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements may relate to, but are not limited to: expectations regarding our strategies and future financial performance, including future business plans or objectives, expected functionality of our geolocation services, anticipated timing and level of deployment of our services, anticipated demand and acceptance of our services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals commercial partnership acquisition and retention, products and services, pricing, marketing plans; our ability to realize the anticipated technical and business benefits associated acquisitions, and any subsequent mergers, acquisitions, or other similar transactions; factors relating to our future operations, projected capital resources and financial position, estimated revenue and losses, projected costs and capital expenditures, and expectations about international markets; projections of market growth and size, including the level of market acceptance for our services; our ability to adequately protect key intellectual property rights or proprietary technology; our ability to maintain our Location and Monitoring Service (“LMS”) licenses and obtain additional LMS licenses as necessary; our ability to maintain adequate operational financial resources, including for research and development, or raise additional capital or generate sufficient cash flows; our ability to develop and maintain effective internal controls; our success in recruiting and/or retaining officers, key employees or directors; expansion plans and opportunities; costs related to being a public company; our ability to maintain the listing of our securities on Nasdaq; macroeconomic factors and their effects on our operations; and the outcome of any known and unknown litigation and regulatory proceedings, as well as assumptions relating to the foregoing.

Accordingly, forward-looking statements should not be relied upon as representing our views of any subsequent date, and we do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Source: NN-FIN

Contact:

Erica Bartsch

Sloane & Company

ebartsch@sloanepr.com

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NextNav Inc.

CONDENSED Consolidated Balance Sheets

(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30, 2023 (unaudited)	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$90,132	$47,230
Short term investments	6,962	8,216
Accounts receivable	2,738	2,168
Other current assets	2,323	3,576
Total current assets	$102,155	$61,190
Network under construction	1,730	3,574
Property and equipment, net of accumulated depreciation of $8,727 and $5,971 at September 30, 2023 and December 31, 2022, respectively	20,524	19,180
Operating lease right-of-use assets	19,556	10,143
Goodwill	17,238	17,493
Intangible assets	10,349	10,397
Other assets	1,569	1,811
Total assets	$173,121	$123,788

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$916	$1,019
Accrued expenses and other current liabilities	7,581	5,241
Operating lease current liabilities	2,634	2,532
Deferred revenue	71	95
Total current liabilities	$11,202	$8,887
Warrants	14,000	4,200
Operating lease noncurrent liabilities	15,076	5,290
Other long-term liabilities	1,671	1,547
Long term debt, net of debt issuance cost and discount	47,067	—
Total liabilities	$89,016	$19,924

Stockholders’ equity:
Common stock, authorized 500,000,000 shares; 108,977,489 and 106,418,442 shares issued and 108,976,312 and 106,417,265 shares outstanding at September 30, 2023 and December 31, 2022, respectively	12	12
Additional paid-in capital	822,928	787,130
Accumulated other comprehensive income	1,153	1,371
Accumulated deficit	(743,831)	(688,492)
Common stock in treasury, at cost; 1,177 shares at September 30, 2023 and December 31, 2022	(4)	(4)
Total stockholders’ equity	$80,258	$100,017
Non-controlling interests	3,847	3,847
Total liabilities and stockholders’ equity	$173,121	$123,788

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 NextNav INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$1,027	$503	$2,657	$3,123
Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	3,232	2,830	9,397	8,868
Research and development	5,007	4,567	14,579	12,725
Selling, general and administrative	6,152	10,152	18,722	29,874
Depreciation and amortization	1,256	891	3,559	2,657
Total operating expenses	$15,647	$18,440	$46,257	$54,124
Operating loss	$(14,620)	$(17,937)	$(43,600)	$(51,001)
Other income (expense):
Interest income (expense)	(1,740)	336	(1,614)	445
Change in fair value of warrants	(6,737)	(962)	(9,800)	23,188
Other loss	(99)	(152)	(166)	(205)
Loss before income taxes	$(23,196)	$(18,715)	$(55,180)	$(27,573)
Provision for income taxes	24	15	159	41
Net loss	$(23,220)	$(18,730)	$(55,339)	$(27,614)
Foreign currency translation adjustment	(670)	(2)	(218)	(24)
Comprehensive loss	$(23,890)	$(18,732)	$(55,557)	$(27,638)
Net loss	(23,220)	(18,730)	(55,339)	(27,614)
Net loss attributable to common stockholders	$(23,220)	$(18,730)	$(55,339)	$(27,614)
Weighted average of shares outstanding – basic and diluted	108,045	101,397	107,504	98,513
Net loss attributable to common stockholders per share - basic and diluted	$(0.21)	$(0.18)	$(0.51)	$(0.28)

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NextNav INC.

CONDENSED Consolidated Statements of Cash Flows

(UNAUDITED)

(IN THOUSANDS)

	Nine Months Ended September 30,
	2023	2022
Operating activities
Net loss	$(55,339)	$(27,614)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,559	2,657
Equity-based compensation	12,643	20,593
Change in fair value of warranty liability	9,800	(23,188)
Realized and unrealized gain on marketable securities	(501)	—
Equity method investment loss	157	175
Asset retirement obligation accretion	51	41
Amortization of debt discount	1,771	—
Changes in operating assets and liabilities:
Accounts receivable	(569)	298
Other current assets	1,246	1,996
Other assets	84	68
Accounts payable	(102)	1,068
Deferred revenue	(23)	(1,588)
Accrued expenses and other liabilities	2,140	(92)
Operating lease right-of-use assets and liabilities	476	401
Net cash used in operating activities	$(24,607)	$(25,185)

Investing activities
Capitalization of costs and purchases of network assets, property, and equipment	(2,541)	(1,720)
Purchase of marketable securities	(33,494)	(8,173)
Sale and maturity of marketable securities	35,249	—
Purchase of internal use software	(708)	(279)
Purchase of equity method investment	—	(1,125)
Net cash used in investing activities	$(1,494)	$(11,297)

Financing activities
Proceeds from senior secured notes	70,000	—
Payments towards debt issuance cost	(1,861)	—
Payments towards debt	(82)	—
Proceeds from exercise of stock options	66	48
Proceeds from exercise of warrants	882	—
Repurchase of common stocks (withholding taxes)	—	(4)
Net cash provided by financing activities	$69,005	$44
Effect of exchange rates on cash and cash equivalents	(2)	(50)
Net decrease in cash and cash equivalents	42,902	(36,488)
Cash and cash equivalents at beginning of period	47,230	100,076
Cash and cash equivalents at end of period	$90,132	$63,588

Non-cash financing information
Capital expenditure included in accounts payable	$120	$427
Issuance of warrants	$22,843	$—

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